Exhibit 99.1

Vivakor Signs LOI for Proposed $40 Million Acquisition of Direct Midstream

Proposed Transaction Values Direct Midstream at 4x Targeted 2027 Free Cash Flow

Dallas, TX – GlobeNewswire – October 9, 2026 – Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), an integrated provider of energy transportation, storage, reuse and remediation services, today announced that it has entered into a non-binding Letter of Intent (“LOI”) for the proposed acquisition of 100% of the outstanding membership interests of Direct Midstream, LLC (“Direct Midstream”), a Midland, Texas-based water midstream company providing produced water infrastructure and oilfield waste management services throughout the Permian Basin.

The LOI follows Vivakor’s previously announced Indication of Interest and establishes the principal economic terms of the proposed transaction. Under the LOI, the proposed acquisition has a gross purchase price of $40 million, based on four times Direct Midstream’s targeted 2027 free cash flow of $10 million, assuming Vivakor makes its contemplated capital investment. At closing, Vivakor would make a $10 million capital investment in Direct Midstream, which would reduce the consideration payable to the seller dollar-for-dollar. Assuming no reductions for debt or net working capital, the remaining consideration would consist of approximately $29 million of Vivakor Series B Preferred Stock and $1 million of Vivakor common stock. The gross purchase price would also be subject to adjustment based on Direct Midstream’s actual 2027 free cash flow, ranging from $30 million to $50 million at the minimum and maximum adjustment thresholds.

“The execution of this LOI represents an important next step toward the proposed acquisition of Direct Midstream and provides a framework for moving the transaction toward a definitive agreement,” said James Ballengee, Chairman, President and Chief Executive Officer of Vivakor. “Direct would significantly expand our Permian Basin infrastructure while adding produced water, disposal and oilfield waste capabilities that complement our existing operations and Remediation Processing Center strategy. The contemplated $10 million investment is intended to provide additional capital to support the continued development and expansion of the Direct platform.”

“We are pleased to have reached this next stage with Vivakor and to establish a framework for the proposed transaction,” said Chris Early, President and Chief Executive Officer of Direct Midstream. “We believe Vivakor’s broader platform and the contemplated capital investment could provide meaningful resources to support Direct Midstream’s continued growth in the Permian Basin.”

The proposed transaction remains subject to customary due diligence, completion or waiver of required audited financial statements, Vivakor’s funding of the contemplated capital investment, receipt of a fairness opinion acceptable to the independent members of Vivakor’s Board of Directors, negotiation and execution of a definitive purchase agreement, and other customary closing conditions. There can be no assurance that a definitive agreement will be executed or that the proposed transaction will be completed on the terms described herein or at all.

About Direct Midstream

Direct Midstream is a provider of midstream energy and fluid management services serving oil and gas operators throughout the Permian Basin. The company’s services include saltwater disposal, produced water management, oil recovery and reclamation, slop oil processing and related oilfield waste services. Direct Midstream utilizes Class II UIC wells, automation and advanced monitoring systems to support safe, efficient and environmentally responsible operations.

About Vivakor, Inc.

Vivakor, Inc. is an integrated provider of sustainable energy transportation, storage, reuse, and remediation services. Its corporate mission is to develop, acquire, accumulate, and operate assets, properties, and technologies in the energy sector. Vivakor’s integrated facilities assets provide crude oil, storage, transportation, reuse, and remediation services under long-term contracts. Once operational, Vivakor’s interest in oilfield waste remediation facilities will facilitate the recovery, reuse, and disposal of petroleum byproducts and oilfield waste products.

For more information, please visit our website: http://vivakor.co

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to, the expected transaction and ownership structure, the valuation of the transaction, the likelihood and ability of the parties to successfully and timely consummate planned acquisitions, the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Vivakor or the expected benefits of the such transaction, our ability to maintain the listing of our securities on The Nasdaq Capital Market, the parties failure to realize the anticipated benefits of pending transactions, disruption and volatility in the global currency, capital, and credit markets, changes in federal, local and foreign governmental regulation, changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, and general economic conditions.

These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the U.S. Securities and Exchange Commission, which factors may be incorporated herein by reference. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Vivakor or the date of such information in the case of information from persons other than Vivakor, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding the industries and markets are based on sources we believe to be reliable; however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Investor Contact:
P: 469-480-7175
info@vivakor.com